EXHIBIT 99

To our shareholders,
We are pleased to report record quarterly net income in the second quarter of $12,880,000, or $1.59 per diluted share, compared to $12,572,000, or $1.58 per diluted share, in second quarter 2004. Return on average equity was 16.51% in second quarter 2005 compared to 17.52% in second quarter 2004, return on average assets was 1.22% versus 1.28%, and efficiency ratio was 64.11% versus 59.35%.
Quarterly Results
Net interest income of $40,872,000 in second quarter 2005 was $3,819,000 more than second quarter 2004. The net interest margin of 4.41% increased 5 basis points over the same period last year. Compared to first quarter 2005, net interest margin increased 2 basis points. Second quarter 2005 average loans grew $212,139,000, or 8%, while quarterly average deposits grew $127,648,000, or 4%, over the same period last year. Improved credit quality also contributed to the earnings growth in second quarter 2005. With improving loan quality, the provision for loan loss of $1,365,000 was $1,176,000, or 46%, lower than second quarter 2004.
Noninterest income of $17,840,000 was $571,000, or 3%, higher than second quarter 2004. The increase was driven by debit card income and technology services revenue increases of $355,000 and $245,000, respectively. Second quarter 2005 noninterest income included a $446,000 loss on the sale of approximately $40,000,000 of U.S. agency securities which were replaced with higher yielding securities. Excluding the loss on securities, nonin-terest income increased 6% from second quarter 2004.
Noninterest expense of $37,643,000 was $5,341,000, or 17%, higher than the comparable quarter in 2004. The increase can be attributed to increases in salary and benefits of $1,498,000 and furniture, equipment and occupancy of $993,000. Additionally, in second quarter 2005, we recorded a $150,000 mortgage servicing impairment compared to a $2,106,000 impairment reversal for the second quarter of 2004. Without the effect of mortgage servicing impairment, noninterest expense would have been $3,085,000 or 9% higher than last year.
Last quarter we announced our strategic decision to exit Wal-Mart locations. Expenses of $364,000, in addition to $533,000 recognized in the first quarter, were recognized directly as a result of preparing to close these locations. On June 30, 2005, we discontinued operation of five of the nine Wal-Mart locations. The remaining four Wal-Mart locations are expected to be closed within the next year.
On July 8, 2005, the Company paid a $.48 dividend per common share.
Year to Date
On a year to date basis, net income of $24,839,000, or $3.06 per diluted share, was $2,549,000, or 11.4%, higher than net income in the first two quarters of 2004 of $22,290,000, or $2.80 per diluted share. Return on average equity was 16.03% in the first two quarters of June 2005 compared to 15.88% last year, return on average assets was 1.19% versus 1.15%, and efficiency ratio was 64.39% versus 63.21%.
When comparing the year to date performance of 2005 to 2004, there are some significant items that affect comparability. One such item is a decrease in the expense for provision for loan losses. Due to improving credit quality, the provision for loan losses in 2005 is $2,990,000 as compared to the 2004 provision expense of $4,959,000, a difference of $1,969,000. Also, in 2005 we recorded impairment reversal income of $313,000 related to our mortgage servicing rights, as compared to 2004 when we recorded income from the reversal of a previous impairment of $1,076,000. Additional expenses related to the closure of Wal-Mart branches total $897,000 in the first two quarters of 2005.
We have made good progress towards improving the Company’s return on assets, and although the numbers do not yet reflect it, good progress towards improving the efficiency of the Company. Excluding the losses on the sale of investments and costs of closing the Wal-Mart locations and considering new processes and systems becoming fully functional, there are positive signs of improvement. We, however, remain focused on becoming a more productive and competitive company over the next several quarters.
We continue to be led by our community banking strategy as well as our Company values. Our employees’, officers’ and advisory directors’ commitment to our goals has produced another record in quarterly earnings. Thank you.

Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Executive Officer

Financial Highlights
Three Months ended June 30

(unaudited)	2005	2004	% Change

(in thousands except per share data)

OPERATING RESULTS
Net income	$12,880	$12,572	2.5%
Diluted earnings per share	1.59	1.58	0.6%
Dividends per share	0.48	0.40	20%

PERIOD END BALANCES
Assets	4,277,610	4,002,056	6.9%
Loans	2,891,674	2,660,375	8.7%
Investment Securities	895,456	791,412	13.1%
Deposits	3,310,372	3,228,765	2.5%
Common Stockholders’ Equity	326,120	281,714	15.8%
Common Shares Outstanding	7,981	7,887	1.2%

QUARTERLY AVERAGES
Assets	4,250,589	3,951,500	7.6%
Loans	2,830,362	2,618,223	8.1%
Investment Securities	864,639	841,359	2.8%
Deposits	3,294,110	3,166,462	4.0%
Common Stockholders’ Equity	312,917	288,586	8.4%
Common Shares Outstanding	7,964	7,891	1.0%
Second Quarter 2005

Second Quarter 2005

Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited)	2005	2004	2005	2004

(in thousands, except per share data)

Total interest income	$55,544	$47,046	$107,511	$93,613
Total interest expense	14,672	9,993	27,306	20,077

Net interest income	40,872	37,053	80,205	73,536

Provision for loan losses	1,365	2,541	2,990	4,959

Net interest income after provision for loan losses	39,507	34,512	77,215	68,577
Noninterest income	17,840	17,269	34,789	33,751
Noninterest expense	37,643	32,302	74,039	67,871

Income before taxes	19,704	19,479	37,965	34,457
Income taxes	6,824	6,907	13,126	12,167

Net income	$12,880	$12,572	$24,839	$22,290

COMMON SHARE DATA:
Diluted EPS	1.59	1.58	3.06	2.80
Dividends	0.48	0.40	.90	.74
Book value			40.86	35.72
Tangible book value			36.18	30.95
Appraised value			*	54.50
*Currently not available, $63.50 as of March 31, 2005
Selected Ratios

	Three Months Ended		Six Months Ended
	June 30		June 30
(unaudited)	2005	2004	2005	2004

PERFORMANCE
Return on avg common equity	16.51%	17.52%	16.03%	15.88%
Return on avg common equity excl. market adj of securities	16.02%	17.79%	15.73%	15.95%
Return on avg assets	1.22%	1.28%	1.19%	1.15%
Net interest margin, FTE	4.41%	4.36%	4.40%	4.38%
Efficiency ratio	64.11%	59.35%	64.39%	63.21%

CREDIT QUALITY (Period End)
Annualized provision for loan losses to average loans			0.22%	0.39%
Annualized net charge offs to average loans			0.13%	0.21%
Allowance for loan losses to loans			1.50%	1.55%
Allowance for loan losses to non-accruing loans			223.04%	189.76%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			7.69%	7.29%
Avg loans to avg deposits			85.12%	82.52%
Condensed Consolidated Balance Sheet

	June 30
(unaudited)	2005	2004

(In thousands)

ASSETS

Cash and due from banks	$199,645	$256,809
Federal funds sold	32,000	41,040
Interest bearing deposits	4,136	3,879
Investment securities	895,456	791,412
Loans	2,891,674	2,660,375
Less: allowance for loan losses	43,368	41,174

Net loans	2,848,306	2,619,201
Premises & equipment, net	118,157	117,495
Accrued interest receivable	23,944	20,535
Goodwill and core deposit intangibles	39,100	40,497
Mortgage servicing rights	18,473	16,978
Bank owned life insurance	61,473	59,549
Other assets	36,920	34,661

Total Assets	$4,277,610	$4,002,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,310,372	$3,228,765
Securities sold under repurchase agreements	499,404	366,358
Other liabilities	33,228	32,718
Other borrowed funds	7,568	8,266
Long — term debt	59,680	42,997
Subordinated debenture	41,238	41,238

Total Liabilities	3,951,490	3,720,342
Common stockholders’ equity	326,120	281,714

Total Liabilities and Stockholders’ Equity	$4,277,610	$4,002,056